FIRST TRUST EXCHANGE-TRADED FUND
                    120 EAST LIBERTY DRIVE, SUITE 400
                         WHEATON, ILLINOIS 60187



                              June 25, 2009


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549



  Re:     First Trust NASDAQ(R) ABA(R) Community Bank Index Fund (the "Fund")
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Ladies and Gentlemen:

         The undersigned, First Trust Exchange-Traded Fund (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 47 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-125751) so that the same may become effective at 1:00 p.m., Eastern Time on June 25, 2009, or as soon thereafter as practicable.

                                     Very truly yours,


                                     First Trust Exchange-Traded Fund


                                     By: /s/ W. Scott Jardine
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                                         W. Scott Jardine, Secretary



                                     First Trust Portfolios L.P.


                                     By: /s/ W. Scott Jardine
                                         ------------------------------------
                                         W. Scott Jardine, Secretary